Exhibit 10.3

[FULL NAME]

[TITLE]

[ADDRESS]

Re: Tax Reimbursement Agreement

Dear [NAME]:

As you may know, Metropolis Technologies, Inc., a Delaware corporation (“Parent”), Schwinger Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and SP Plus Corporation, a Delaware corporation (the “Company”), are entering into the Agreement and Plan of Merger, on or about October 4, 2023 (as amended, modified, or supplemented from time to time, the “Merger Agreement” and the transactions contemplated by the Merger Agreement, collectively, the “Transaction”), whereby Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation.

The Company has determined it is appropriate to enter into this letter agreement (this “Agreement”) with you in the event that you become subject to any Excise Tax (as defined below) in connection with or following the Transaction.

1. Certain Definitions. Capitalized terms not defined in this Agreement shall have the respective meaning ascribed to them in the Merger Agreement. The following terms shall have the following meanings for purposes of this Agreement:

(a) “280G Consultant” shall mean Meridian Compensation Partners, LLC or such other compensation consultant or certified public accounting firm reasonably chosen by the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(d) “Parachute Value” shall mean, with respect to a Payment, the present value as of the date of the Closing for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the 280G Consultant for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(e) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise.

2. Gross-up Payment.

(a) If it is determined that any Payment would be subject to any Excise Tax, then you shall be entitled to receive an additional payment (the “Gross-up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including without limitation any income, employment and other taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-up Payment, you retain an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment. The Company’s obligation to make Gross-up Payments shall not be conditioned upon your continued employment with the Company, Parent or any of their respective Affiliates.

(b) For purposes of determining the amount of any Gross-up Payment, you will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in your state and locality of residence on the date on which the Gross-up Payment is calculated, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rate).

3. Determinations; Tax Returns.

(a) Subject to the provisions of Section 4, all determinations required to be made under this Section 3(a), including whether and when a Gross-up Payment is required, the amount of such Gross-up Payment, and the assumptions to be utilized in arriving at such determination shall be made by the 280G Consultant. The 280G Consultant shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. The Company shall solely bear all fees and expenses of the 280G Consultant. Any determination by the 280G Consultant shall be binding upon you and the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the 280G Consultant, it is possible that some amount of Gross-up Payment will not have been made by the Company that should have been made (an “Underpayment”), consistent with the calculations required to be made pursuant to this Agreement. In the event the Company exhausts its remedies pursuant to Section 4 and you thereafter are required to make a payment of any Excise Tax, you shall so notify the Company, which will direct the 280G Consultant to determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit. You and the Company shall each provide the 280G Consultant access to and copies of any books, records and documents in your or the Company’s possession, as the case may be, reasonably requested by the 280G Consultant, and otherwise cooperate with the 280G Consultant in connection with the preparation and issuance of the determination contemplated by this Section 3(a).

(b) You agree that any federal, state and local income or other tax returns filed by you will be prepared and filed on a basis consistent with the determination of the 280G Consultant with respect to any Excise Tax payable by you. You agree that you will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of your federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of your federal income tax return, or corresponding state or local tax return, if relevant, the 280G Consultant determines that the amount of the Gross-Up Payment should be reduced, you agree that within fifteen (15) business days of receipt of written notice, to pay to the Company the amount of such reduction; provided the 280G Consultant has provided to you written documentation supporting such reduction prior to your filing of such tax returns.

4. Claims by the IRS. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable, but no later than fifteen (15) business days after you are informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) calendar day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall:

(a) give the Company any information (including, without limitation, any written records or documents) reasonably requested by the Company relating to such claim;

(b) take such action in connection with contesting such claim as the Company may reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c) cooperate with the Company in good faith in order effectively to contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income, employment and other tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses (including, without limitation, advancement of attorney and professional fees). Without limitation on the foregoing provisions of this Section 4, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on your behalf and direct you to sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, further, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment and shall also pay any associated costs and expenses (including, without limitation, advancement of attorney and professional fees); and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-up Payment would be payable pursuant to this Agreement, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

5. Refunds. If, after your receipt of a Gross-up Payment or payment by the Company of an amount on your behalf pursuant to Section 4, you become entitled to receive any refund with respect to the Excise Tax to which such Gross-up Payment relates or with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 4, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf pursuant to Section 4, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.

6. Payment of the Gross-up Payment. Any Gross-up Payment, as determined pursuant to this Agreement, shall be paid by the Company to you no earlier than ninety (90) calendar days nor later than five (5) calendar days prior to the due date of your income tax return on which the Excise Tax is included. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-up Payment, and you hereby consent to such withholding.

7. Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the Company shall bear all attorneys’ fees, costs and expenses related to such action. In connection with the foregoing, the Company agrees to reimburse you, as incurred, for any legal or other expenses reasonably incurred by you in connection with any action to enforce the terms of this Agreement, regardless of which party is the prevailing party of such action. For the avoidance of doubt, any reimbursement made pursuant to this Section 7 will be in addition to any other relief you may be entitled to recover if you are the prevailing party of such action.

8. Conditionality. This Agreement is conditioned upon the consummation of the Transaction, and will become null and void, and will have no effect whatsoever, in the event the Merger Agreement is terminated for any reason.

9. Notice. Any notice, demand, consent, authorization or other communication that you are required or may desire to give to or make upon the Company pursuant to this Agreement shall be in writing and shall be effective, valid and duly given and received if hand delivered or sent by overnight delivery service, by facsimile, computer mail or other electronic mail, or by regular mail, postage prepaid, addressed to:

SP Plus Corporation

Attention: Chief Legal Officer

200 N. Randolph, Suite 7700

Chicago, Illinois 60601

E-mail: legal_intake@spplus.com

Notice so given shall be deemed given and received if (a) by mail, on the fourth day after posting; (b) by facsimile, computer mail or other electronic mail or personal delivery, on the date of actual transmission, with evidence of transmission acceptance or verification, or (as the case may be) personal or other delivery; and (c) by overnight delivery courier, on the next business day following the day such notice is delivered to the overnight delivery courier service.

10. Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.

11. Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement shall be binding on any acquirer of or successor to the Company, including Parent, and may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

12. Section 409A. The intent of the parties is that the payment(s) and benefit(s) be exempt from or comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in compliance with such intent. The Gross-up Payment and any other compensation under this Agreement will be made no later than the date specified under Treasury Regulation section 1.409A-3(i)(1)(v).

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement (including any 280G cutback or similar mitigation provision contained in any plan, policy, program or other arrangement maintained by the Company).

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If you agree to the terms outlined in this Agreement, please sign this letter below and return by e-mail to [NAME] at [EMAIL].

Sincerely,

SP PLUS CORPORATION

By:
[NAME]
[TITLE]

READ, UNDERSTOOD AND AGREED:

Name (Sign)

Name (Print)

Date:

[Signature Page to Tax Reimbursement Agreement]